PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated May 9, 2007)	Registration No. 333-142773
$600,000,000
Developers Diversified Realty Corporation (“DDR”)
3.00% Convertible Senior Notes due 2012
and
Common Shares Issuable Upon Conversion of the Notes
This prospectus supplement No. 2 supplements and amends the prospectus dated May 9, 2007 and any supplemental prospectuses filed thereafter relating to the offering for resale by the selling securityholders of up to $600,000,000 aggregate principal amount of the 3.00% Convertible Senior Notes due 2012 (the “Notes”) and the common shares issuable upon conversion of the Notes. This prospectus supplement should be read in conjunction with the prospectus dated May 9, 2007 and prospectus supplement No. 1 dated May 25, 2007, each of which has been delivered or is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supplements the information contained in the prospectus or prospectus supplement No. 1. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
The information appearing under the heading of the prospectus entitled “Selling Securityholders” sets forth information with respect to the selling securityholders and the respective amounts of Notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus. The information set forth below (a) supplements the information previously listed in the prospectus or any supplement thereto or (b) with respect to the information set forth below for ADI Alternative Investments c/o Kallista Master Fund Limited, supersedes the information set forth in the prospectus and any previous supplement thereto. Accordingly, the prospectus and any supplement thereto are hereby supplemented by the addition or superseded by the substitution, as applicable, of the following:

	Principal Amount of		Shares of DDR		Common Shares to be
	Notes		Class A Common Stock		Beneficially Owned
	Beneficially Owned (1)		Issuable upon Conversion		After Offering(2)
Name of Selling Securityholder	Number	Percentage	Number	Percentage (3)	Number	Percentage (3)

ADI Alternative Investments c/o Kallista Master Fund Limited	$18,250,000	3.0%	48,727	*	0	*

American Express Funds — Convertible Bonds	$100,000	*	267	*	51,000	*

Argent Classic Convertible Arbitrage Fund L.P.	$1,430,000	*	3,818	*	0	*

Argent Classic Convertible Arbitrage Fund Ltd.	$8,490,000	1.4%	22,668	*	0	*

Argent Classic Convertible Arbitrage Fund II, L.P.	$240,000	*	640	*	0	*

Argent LowLev Convertible Arbitrage Fund II, LLC	$20,000	*	53	*	0	*

Argent LowLev Convertible Arbitrage Fund Ltd.	$3,960,000	*	10,573	*	0	*

Argentum Multi-Strategy Fund Ltd- Classic	$130,000	*	347	*	0	*

Canyon Capital Arbitrage Master Fund, Ltd.	$26,675,000	4.4%	71,222	*	0	*

The Canyon Value Realization Fund (Cayman), Ltd.	$27,125,000	4.5%	72,423	*	0	*

Canyon Value Realization Fund, L.P.	$10,950,000	1.8%	29,236	*	0	*

Canyon Value Realization MAC 18 Ltd.	$2,175,000	*	5,807	*	0	*

Class C Trading Company, Ltd.	$1,770,000	*	4,725	*	0	*

Credit Industriel et Commercial	$7,000,000	1.2%	18,690	*	0	*

Credit Suisse Securities Europe Ltd.	$9,500,000	1.6%	25,365	*	0	*

Goldman, Sachs & Co.	$11,495,000	1.9%	25,351	*	138,678	*

	Principal Amount of		Shares of DDR		Common Shares to be
	Notes		Class A Common Stock		Beneficially Owned
	Beneficially Owned (1)		Issuable upon Conversion		After Offering(2)
Name of Selling Securityholder	Number	Percentage	Number	Percentage (3)	Number	Percentage (3)
HFR CA Global Select Master Trust Account	$530,000	*	1,415	*	0	*

Lyxor/Canyon Capital Arbitrage Fund Ltd.	$10,575,000	1.8%	28,235	*	0	*

Lyxor/Canyon Value Realization Fund Ltd.	$2,500,000	*	6,675	*	0	*

Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	$990,000	*	2,643	*	0	*

Partners Group Alternative Strategies PCC LTD	$920,000	*	2,456	*	0	*

Redbrick Capital Master Fund, Ltd.	$20,000,000	3.3%	53,400	*	0	*

Sandelman Partners Multistrat Fund	$15,000,000	2.5%	40,050	*	0	*

Thrivent Financial for Lutherans	$4,000,000	*	10,680	*	0	*

Xavex Convertible Arbitrage 2 Fund	$810,000	*	2,162	*	0	*

Xavex Convertible Arbitrage 10 Fund	$790,000	*	2,109	*	0	*

*	Less than one percent.

(1)	Because certain of the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information presented in this table, this prospectus supplement may not reflect the exact principal amount of notes held by each selling securityholder on the date of this prospectus supplement. The maximum aggregate principal amount of notes that may be sold pursuant to this prospectus supplement and the prospectus itself will not exceed $600 million.

(2)	We do not know when or in what amounts the selling securityholders may offer notes or shares for sale. The selling securityholders might not sell any or all of the notes or shares offered by this prospectus supplement. Because the selling securityholders may offer any amount of the notes or shares pursuant to this offering, we cannot estimate the number of the notes or shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the note or shares covered by this prospectus supplement will be held by the selling securityholders.

(3)	Calculated based on 124,949,249 shares of our common stock outstanding as of March 4, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of our common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversation of any other holder’s notes.
Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in additional prospectus supplements if and when necessary.
Investing in our Notes or common shares involves risks. Please read carefully the section of the prospectus entitled “Risk Factors”.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus supplement is dated July 20, 2007.